ASSIGNMENT AND BILL OF SALE

KNOW ALL PERSONS BY THESE PRESENTS, that for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in the amount of One Hundred Dollars, ($100.00) of Mu Chun Lin, a Non-U.S. citizen ("Transferor"), with an address at 81 Hao Lou, Zong Bu Qi Ye Ji Di, Gao Xin Qu, Ying Chun Ji, Zheng Zhou City, Henan Province PRC, China, hereby sells, exchanges transfers, conveys and assigns unto China Soar Information Technology, Inc., a Delaware corporation, its successors and assigns, ("Transferee") with an address at 12 Harcourt Road Bank of America Tower, Suite 1308, Central, Hong Kong, all of Transferor's right, title and interest in and to those certain mobile software applications of personal property, as per the Software License and Royalty Agreement attached hereto as Exhibit A dated August 24, 2015 ("Transferred Property").

TO HAVE AND TO HOLD the same unto Transferee, its successors or assigns, forever, and Transferor does hereby covenant and agree that it will from time to time, if requested by Transferee, its successors and assigns, do, execute, acknowledge and deliver, or will cause to be done, executed and delivered to Transferee or its successors or assigns, such and all further acts, transfers, assignments, deeds, powers and assurance of title, and additional papers and instruments, and cause to be done all acts or things as often as may be proper or necessary for better assuring, conveying, transferring and assigning all the Transferred Property hereby conveyed, transferred or assigned, and effectively to carry out the intent hereof, and to vest in the entire right, title and interest of Transferor in and to all of the said Transferred Property, and Transferor will warrant and defend the same to Transferee, its successors and assigns, forever against all claims or demands whatsoever.

Transferor warrants and represents that Transferor is the sole owner of the Transferred Property and that the Transferred Property is free and clear of all liens, encumbrances, security interests and any claims to title.

This Assignment and Bill of Sale may be relied upon as conclusive proof that each and all of the Transferred Property have been transferred to Transferee.

The parties hereto acknowledge and agree that this Assignment and Bill of Sale as prepared, negotiated, shall be construed in accordance with the laws of the state of Delaware.

In the event any action or proceeding is brought by either party thereto against the other party by reason of breach or enforcement of this Assignment and Bill of Sale, the prevailing party shall be entitled to have and recover from the other party all costs and expenses, including reasonable legal fees. Any action or proceeding relating to or arising out of this Assignment and Bill of Sale shall be filed, in the Delaware Chancery court.

IN WITNESS WHEREOF, Transferor and Transferee have executed this instrument this 24th day of August 2015.

(Transferor)

By: /s/ Mu Chun Lin

        Mu Chun Lin

         (Individually)

(Transferee)

China Soar Information Technology, Inc.

By: /s/ Mu Chun Lin

China Soar Information Technology, Inc.

By Its President, Mu Chun Lin